Exhibit 99.1

The First Bancshares, Inc. Reports Increased 4th Quarter Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 30, 2012--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter and the year ended December 31, 2011. The First Bancshares, Inc. also announced a quarterly dividend of $0.0375 per common share. The record date will be February 13, 2012 with a payable date of February 28, 2012.

Net income available to common shareholders for the three months ended December 31, 2011 amounted to $869,000, or $.28 per diluted share, compared to $654,000 or $.22 per diluted share for the same quarter in 2010, an increase of $215,000 or 32.9%.

Net income available to common shareholders for the year ended December 31, 2011, amounted to $2,529,000, a 13.3% increase from the $2,233,000 reported for the year ended December 31, 2010.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are very proud of all we achieved in 2011. Our Company significantly improved earnings while taking a major step in growing our market share and franchise in south Mississippi and Louisiana. Our directors and staff continue to focus on sound, safe profitable growth resulting in increased value for our shareholders.”

The following are key highlights for the last twelve months ended December 31, 2011:

  Completed acquisition of eight (8) branches from Whitney National Bank and Hancock Bank of Louisiana on September 16, 2011
  Acquired branches consisted of $46.1 million in loans, $7.5 million in personal and real property and $179.2 million in deposits
  Total assets increased to $681.4 million ranking The First the 12th largest bank headquartered in Ms
  Loans, net of unearned increased $55.4 million or 16.6% to $387.9 million for the year ended December 31, 2011
  Deposits increased $176.9 million or 44.6% to $573.4 million for the year ended December 31, 2011

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended December 31, 2011 increased to $5.6 million compared to $4.2 million for the same quarter in 2010. Net interest income for the twelve months ended December 31, 2011 increased to $19.1 million compared to $16.3 million for the twelve months ended December 31, 2010. These increases were a result of increased loan volume, and lower funding costs.

Non-interest income increased for the twelve months ended December 31, 2011 as compared to the same period in 2010 by $703,000. An increase in fee income associated with higher loan and deposit volumes along with a decrease of $468,000 in impairment losses related to our trust preferred securities attributed to this increase.

Non-Interest Expense Increased

Non-interest expense increased $3,028,000 to $18,870,000 during the year 2011 as compared to the year ended December 31, 2010. This reflects an increase of 19.1% in non-interest expense mainly related to nonrecurring events including compromises of contingent claims, and costs associated with the acquisition of the eight Whitney branches.

Total Assets, Net Loans and Deposits Increased

Total assets were up $178.4 million or 35.5% between December 31, 2010 and December 31, 2011. Total deposits increased $176.9 million or 44.6% over the same period. Total loans net of unearned discount and allowance for loan losses increased $55.4 million or 16.6% between December 31, 2010 and December 31, 2011.

At December 31, 2011, The First Bancshares, Inc. reported total net loans of $387.9 million, total assets of $681.4 million, total deposits of $573.4 million and stockholders’ equity of $60.4 million. Return on average assets was .43% and return on average equity was 4.30%.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIALHIGHLIGHTS
(Unaudited)
($ amounts in thousands, except earnings, book value and total share volume)

	For three months		For twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010

Interest income	$6,802	$5,776	$24,475	$23,453
Interest expense	1,217	1,537	5,396	7,119
Net interest income	5,585	4,239	19,079	16,334
Provision for loan losses	585	229	1,468	983
Net interest income after provision for loan losses	5,000	4,010	17,611	15,351
Non-interest income	1,571	1,014	4,598	3,895
Non-interest expense	5,574	4,224	18,870	15,842
Income before income taxes	996	800	3,338	3,404
Income taxes	(42)	58	467	855
Net income	954	742	2,871	2,549
Preferred Dividends	85	88	342	274
Preferred Stock Accretion	-	-	-	42
Net income applicable to Common Stock	869	654	2,529	2,233

Earnings per share applicable to common shareholders-Basic	$.28	$.22	$.83	$.74
Earnings per share applicable to common shareholders-Diluted	$.28	$.22	$.82	$.74
Dividends per share	$.0375	$-	$.15	$.15

		Dec 31, 2011		Dec 31, 2010
Total assets		$681,413		$503,045
Cash and due from banks		22,940		24,894
Federal funds sold		241		9,083
Investment securities		218,531		104,537
Loans, net of unearned interest		387,929		332,573
Allowance for loan losses as % of net loans		1.17%		1.39%
Loans past due 90 days and still accruing		496		1,071
Non-accrual loans		5,125		4,212
Non-accrual securities		1,950		1,950
Other real estate owned		4,353		3,995
Deposits-interest bearing		466,265		348,167
Deposits-non interest bearing		107,129		48,312
Total deposits		573,394		396,479
Borrowed funds		27,032		30,107
Subordinated debentures		10,310		10,310
Stockholders’ equity		60,425		57,099
Book value (per share)		14.12		13.24
Total shares outstanding		3,066,072		3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998